Exhibit 99.1

SmartHeat Inc. Commences Trading on the NASDAQ Under Stock Symbol 'HEAT,' Management Entered Into 3 Year Share Lock-up Agreements

NEW YORK, Jan. 29 /PRNewswire-Asia/ -- SmartHeat Inc. (Nasdaq: HEAT), (website: www.smartheatinc.com ), a market leader in China's clean tech, heat energy savings industry, today announced that the Company's common stock commenced trading on the NASDAQ Stock Market under new stock symbol -- HEAT. SmartHeat has a total of 24,179,900 shares issued and outstanding as of today.

In conjunction with the NASDAQ listing, SmartHeat also announced that its entire senior management team (representing approximately 61% of the Company's total outstanding common stock) has voluntarily entered into share lock-up agreements that restrict the sale of their shares for 3 years. Management shares will be held in escrow by the Company's legal counsel during the 3 year lock-up period.

James Wang, Chief Executive Officer of SmartHeat, commented: "As SmartHeat's founders and managers, we are very comfortable with our strategic position and earnings growth in 2009 and beyond. Our NASDAQ listing is a result of SmartHeat's continued efforts and commitment towards good corporate governance. Our entire senior management team has voluntarily entered into share lock-ups as a reflection of our great confidence in the prospect of SmartHeat. As a public company, we look forward to years of sales and earnings growth supported by our dedicated employees and growing list of shareholders."

About SmartHeat Inc.

SmartHeat Inc. is a US company with its primary operations in China. SmartHeat is a market leader in China's clean tech, heat energy savings industry. SmartHeat manufactures plate heat exchangers and compact plate heat exchanger units -- the technology that helps to capture and recycle waste heat thus reducing fossil fuel related costs and pollution. SmartHeat's products and technology have broad residential and industrial applications. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to China Heating Association. www.smartheatinc.com

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

    Contact Information:
    James Wang
    CEO
    SmartHeat Inc.
    Tel: 011-86-13701368262
    Email: info@SmartHeatinc.com